     AMENDMENT TO ARTICLES OF INCORPORATION PROVIDING FOR THE CHANGE IN PURPOSE AND POWERS OF

ING USA ANNUITY AND LIFE INSURANCE COMPANY

TO THE SECRETARY OF STATE OF THE STATE OF IOWA

AND

COMMISSIONER OF INSURANCE OF THE STATE OF IOWA:

Pursuant to the provisions of Section 490.1003, 490.1007 and 508.2 of the Code of Iowa and to effect the name change of the undersigned Corporation, the undersigned Corporation adopts the following amendment to its Amended Articles of Incorporation:

I.	The name of the Corporation is ING USA Annuity and Life Insurance Company.

II.	The following amendment to Article III of the Amended Articles of Incorporation of ING USA Annuity

and Life Insurance Company replaces Article III in its entirety.

ARTICLE III Purpose and Powers

     The kinds of business the Corporation proposes to transact shall be any kinds, classes, types and forms of life, health and accident insurance and guaranteed investment contracts (“GICs”) and funding agreements, including, but not limited to, annuity contracts and combinations of any two (2) or more of such kinds of classes, types or forms of such insurance, annuity contracts, GICs and funding agreements as such insurance business is now or hereafter permitted and authorized under the laws of the State of Iowa or any other state, the District of Columbia, nation, country, territory, possession, or principality in which the Corporation is authorized to do business; and to reinsure any such insurance risk or any part thereof ceded to it by other insurance companies.

III. The duly adopted Amended Articles of Incorporation, as hereby amended, supersede the Article III of the Articles of Incorporation. The Amendment to the Articles of Incorporation shall be effective on the date on which the amendment to the Amended Articles of Incorporation is filed with the Secretary of State of Iowa.

The amendment to the Amended Articles of Incorporation was duly approved by the shareholders.

Dated at Atlanta and Minneapolis, this 3 & 4 day of March, 2004.

ING USA Annuity and Life Insurance Company

/s/ Keith Gubbay Keith Gubbay, President

(SEAL)

/s/ Paula Cludray-Engelke Paula Cludray-Engelke, Secretary

STATE OF GEORGIA	)
) ss:
COUNTY OF FULTON	)

On this 3 day of March, 2004, before me, the undersigned, a Notary Public in and for the state of Georgia, personally appeared Keith Gubbay, to me personally known, who, being by me duly sworn, did say that he is the President, of said corporation executing the within and foregoing instrument to which this is attached, that the seal affixed thereto is the seal of said corporation; that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and that the said Keith Gubbay as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by him voluntarily executed.

/s/Dianne Glosson Notary Public in and for said County and State

STATE OF MINNESOTA	)
) ss:
COUNTY OF HENNEPIN	)

On this 4 day of March, 2004, before me, the undersigned, a Notary Public in and for the state of Minnesota, personally appeared Paula Cludray-Engelke, to me personally known, who, being by me duly sworn, did say that she is the Secretary, of said corporation executing the within and foregoing instrument to which this is attached, that the seal affixed thereto is the seal of said corporation; that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and that the said Paula Cludray-Engelke as such officer acknowledged the execution of said instrument to be the voluntary act and deed of said corporation, by it and by her voluntarily executed.

/s/ Loralee A. Renelt Notary Public in and for said County and State